Exhibit 16.1

5400 W Cedar Ave Lakewood, CO 80226 Telephone: 303.953.1454 Fax: 303.945.7991

April 29, 2021

U.S. Securities and Exchange Commission

Office of the Chief Accountant

100 F Street NE

Washington, D.C. 20549

Re: Future Fintech Group, Inc.

Ladies and Gentlemen:

We have read the statements in the Form 8-K dated April 29, 2021, of Future Fintech Group, Inc. (the “Company”) to be filed with the Securities and Exchange Commission and we agree with such statements therein as related to our firm. We have no basis to and, therefore, do not agree or disagree with the other statements made by the Company in the Form 8-K.

Sincerely,

/s/ B F Borgers CPA PC

Lakewood, Colorado

April 29, 2021